Exhibit 99.1
VistaCare Reports Fiscal First Quarter 2007 Results
Company Reports Net Income of $0.02 per Share with Gain on Sale of Cincinnati Program
Company Aggressively Implementing Cost Cutting Plans
SCOTTSDALE, Ariz., February 8, 2007—VistaCare, Inc. (Nasdaq: VSTA), a leading provider of hospice services in the United States, today reported results for the fiscal first quarter ended December 31, 2006. Net patient revenue for the quarter was $61.0 million, a 2.2% increase from net patient revenue of $59.7 million for the quarter ended December 31, 2005, and a 1.0% increase from net patient revenue of $60.5 million for the fiscal fourth quarter ended September 30, 2006.
The Company reported net income of $0.4 million, or $0.02 per share for the quarter, which included a $1.1 million gain on the sale of a program in Cincinnati, Ohio. Excluding this one-time gain, the Company would have reported a net loss of $0.7 million, or $0.04 per share, for the first quarter of fiscal 2007. These results compare with net income of $1.5 million, or $0.09 per share, for the fiscal first quarter ended December 31, 2005 and a net loss of $10.9 million, or $0.66 per share, for the fiscal fourth quarter ended September 30, 2006. The net loss for the fourth quarter ended September 30, 2006 included the effect of an $8.3 million valuation allowance for deferred taxes, which the Company recorded pursuant to SFAS 109.
“Our fiscal first quarter financial performance was as we anticipated when we last communicated with our investors back in December and resulted in a comprehensive review of our operations and the implementation of a restructuring program that will conclude in the fiscal third quarter,” said Richard R. Slager, Chairman and CEO. “We have already taken actions to reduce total expenses by approximately $11 million annually, which will result in a net expense reduction of approximately $6 million annually after considering revenue lost due to closed sites. The majority of expense reductions to date are SG&A related and we’re continuing to identify additional cost reductions. In addition, we are implementing several actions designed to stimulate growth. For example, we are bringing increased sales presence and effectiveness in markets where we have the best potential for growth while pursuing new and innovative relationships to help grow our referral base.

“The objective of the restructuring program is to drive immediate operational improvement and efficiencies. As part of this program we have consolidated our operations under two of our most experienced General Managers who have demonstrated the ability to successfully manage and operate multiple hospice programs. As part of our effort to lower costs, we have begun to integrate four programs into other VistaCare sites and have closed one of our five IPUs. We will fully implement these actions during the fiscal second quarter. In addition, we have targeted additional programs for immediate corrective action, closure or possible sale. We expect that most of the costs of our actions will be incurred in the second quarter and that by the fourth quarter we will begin realizing the full benefit of our efforts,” said Mr. Slager.
First quarter of fiscal 2007 net patient revenue reflected an increase in the Medicare reimbursement rate and higher inpatient days, which have a higher per diem reimbursement rate. These increases were partially offset by lower average daily census and a lower number of total patient days compared with the first quarter of fiscal 2006. The results for the recent first quarter also included a $1.4 million reduction in patient revenue for Medicare Cap compared with $1.2 million in the same quarter of the prior year.
Patient care expenses increased 11.7% from the first quarter of fiscal 2006 to $40.1 million from $35.9 million, reflecting higher salary expense, driven by costs of higher staffing at the Indiana programs following last year’s recertification and the new staff associated with opening and operating three new inpatient units. In addition, nursing home room and board expense was higher due mainly to an increase in bad debt allowance. SG&A expenses also increased in the first quarter due to higher salaries and costs associated with the new IT systems initiatives.
The Company reported cash and cash equivalents of $18.3 million, short-term investments of $20.4 million and had no outstanding debt at December 31, 2006.
Key Operating Metrics

	1Q07	1Q06	FY06
Average Daily Census	5,184	5,313	5,218
Ending Census	5,154	5,130	5,256
Patient days	476,971	488,784	1,904,667
In-patient days	5,936	5,016	21,753
Admissions	4,043	4,129	17,006
Average Length of Stay	107	115	110
Median Length of Stay	29	34	30

Conference Call
VistaCare will host a conference call and webcast on Friday, February 9, 2006 at 10:00 a.m. Eastern Time to discuss VistaCare’s fiscal first quarter results and recent corporate developments. The dial-in number for the conference call is 800-366-7449 for domestic participants and 303-262-2175 for international participants. A taped replay of the conference call will also be available beginning approximately one hour after the call’s conclusion. The replay will remain available through Midnight Eastern Time on Friday, February 16 and can be accessed by dialing 800-405-2236 for domestic callers and 303-590-3000 for international callers, using pass code 11082253#. To access the live webcast of the call, go to VistaCare’s website at www.vistacare.com and click on Investor Relations. An archived webcast will also be available on VistaCare’s website.
Use of Non-GAAP Financials
In addition, to supplement the GAAP financial information, we have provided non-GAAP net income and earnings per share information that excludes the gain on the sale of our Cincinnati program. We are providing this information because we believe doing so provides a more meaningful and consistent comparison of our ongoing operating results compared with historical results. A table reconciling the GAAP financial information to non-GAAP information is included in the tables accompanying today’s release.
About VistaCare
VistaCare is a leading provider of hospice services in the United States. Through interdisciplinary teams of physicians, nurses, home healthcare aides, social workers, spiritual and other counselors and volunteers, VistaCare provides care primarily designed to reduce pain and enhance the quality of life of terminally ill patients, most commonly in the patient’s home or other residence of choice.
Forward-Looking Statements
Certain statements contained in this press release and the accompanying tables, including statements with respect to VistaCare’s anticipated growth in net patient revenue, organic patient census and diluted earnings per share, are “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. The words “believe,” “expect,” “hope,” “anticipate,” “plan,” “expectations,” “forecast,” “goal,” “targeted” and similar expressions identify forward-looking statements, which speak only as of the date the statement was made. VistaCare does not undertake and specifically disclaim any obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise. These statements are based on current expectations and assumptions and involve various risks and uncertainties, which could cause VistaCare’s actual results to differ from those expressed in such forward-looking statements. These risks and uncertainties arise from, among other things, possible changes in regulations governing the hospice care industry, periodic changes in reimbursement levels and procedures under Medicare and Medicaid programs, difficulties predicting patient length of stay and estimating potential Medicare reimbursement obligations, patient discharge rate, challenges inherent in VistaCare’s growth strategy, the current shortage of qualified nurses and other healthcare professionals, VistaCare’s dependence on patient referral sources, the ability to grow patient census in the future, the successful closing of business transactions, and other factors detailed under the caption “Factors that May Affect Future Results” or “Risk Factors” in VistaCare’s most recent report on form 10-K and its other filings with the Securities and Exchange Commission. You are cautioned not to place undue reliance on such forward-looking statements and there are no assurances that the matters contained in such statements will be achieved.

Company Contact: Henry Hirvela Chief Financial Officer (480)648-4545 ir@vistacare.com	Investor Contacts: Doug Sherk/Jenifer Kirtland EVC Group (415)896-6820 dsherk@evcgroup.com	Media Contacts: Steve DiMattia EVC Group (646)277-8706 sdimattia@evcgroup.com
(Tables to follow)

VISTACARE, INC.
CONSOLIDATED BALANCE SHEETS
(in thousands, except share information)

	December 31,	September 30,
	2006	2006
	(unaudited)
ASSETS
Current assets:
Cash and cash equivalents	$18,295	$21,583
Short-term investments	20,354	19,148
Patient accounts receivable (net of allowance for denials of $1,664 and $1,502 at December 31, 2006 and September 30, 2006, respectively)	30,488	27,600
Patient accounts receivable — room & board (net of allowance for denials of $792 and $692 at December 31, 2006 and September 30, 2006, respectively)	8,488	9,662
Prepaid expenses and other current assets	5,584	4,653
Tax receivable	1,320	1,375

Total current assets	84,529	84,021
Fixed assets, net	5,992	6,409
Goodwill	24,002	24,002
Other assets	3,379	5,360

Total assets	$117,902	$119,792

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Accounts payable	$1,499	$2,591
Accrued Medicare Cap	11,235	9,849
Accrued expenses and other current liabilities	24,886	28,116

Total current liabilities	37,620	40,556
Deferred tax liability-non-current	1,144	1,144
Stockholders’ equity:
Class A Common Stock, $0.01 par value; authorized 33,000,000 shares; 16,741,867 and 16,610,500 shares issued and outstanding at December 31, 2006 and September 30, 2006, respectively.	167	166
Additional paid-in capital	111,032	110,378
Accumulated deficit	(32,061)	(32,452)

Total stockholders’ equity	79,138	78,092

Total liabilities and stockholders’ equity	$117,902	$119,792

VISTACARE, INC.
CONSOLIDATED STATEMENTS OF OPERATIONS
(unaudited)
(in thousands, except per share information)

	Three Months Ended
	December 31,
	2006	2005
Net patient revenue	$60,983	$59,673
Operating expenses:
Patient care	40,108	35,921
Sales, general and administrative	20,922	20,197
Depreciation	600	614
Amortization	372	648
(Gain) on sale of hospice program assets	(1,105)	—

Total operating expenses	60,897	57,380

Operating income	86	2,293
Non-operating income:
Interest income	444	309
Other expense	(71)	(94)

Total non-operating income	373	215

Net income before income taxes	459	2,508
Income tax expense	68	1,041

Net income	$391	$1,467

Net income per share:
Basic net income per share	$0.02	$0.09

Diluted net income per share	$0.02	$0.09

Weighted average shares outstanding:
Basic	16,650	16,381

Diluted	17,012	16,738

VISTACARE, INC.
CONSOLIDATED STATEMENTS OF CASH FLOWS
(unaudited)
(in thousands)

	Three Months Ended
	December 31,
	2006	2005
Operating activities
Net income	$391	$1,467
Adjustments to reconcile net income to net cash used in operating activities:
Depreciation	600	614
Amortization	372	648
Share-based compensation	533	454
Deferred income tax expense	—	970
Gain on sale of hospice program assets	(1,105)	—
Loss on disposal of assets	27	16
Changes in operating assets and liabilities:
Patient accounts receivable, net	(1,778)	(4,251)
Prepaid expenses and other	(617)	(1,035)
Payment of Medicare Cap assessments	—	(6,121)
Increase in accrual for Medicare Cap	1,385	1,225
Accounts payable and accrued expenses	(4,322)	(3,999)

Net cash used in operating activities	(4,514)	(10,012)
Investing activities
Short-term investments purchased	(9,236)	(1,801)
Short-term investments sold	8,030	1,641
Purchases of equipment	(322)	(1,977)
Proceeds from sale of hospice program assets	1,200	—
Decrease (increase) in other assets	1,432	(154)
Internally developed software expenditures	—	(112)

Net cash provided by (used) in investing activities	1,104	(2,403)
Financing activities
Proceeds from issuance of common stock (from exercise of stock options and employee stock purchase plan)	122	139

Net cash provided by financing activities	122	139

Net decrease in cash	(3,288)	(12,276)
Cash and cash equivalents, beginning of period	21,583	25,962

Cash and cash equivalents, end of period	$18,295	$13,686

Cash and short-term investments, end of period	$38,649	$41,259

VistaCare, Inc.
Income Reconciliation
During the three months ended December 31, 2006 we sold our Cincinnati hospice program assets, the gain of which we have excluded below. We have adjusted income before income taxes to remove the effect of this non-comparable item to more accurately compare our operating performance from period to period.

	Three Months Ended
	December 31,
	2006	2005

Income before income taxes	459	2,508

Gain on sale of Cincinnati hospice	(1,105)	—

Comparable income before income taxes	(646)	2,508

Income tax expense, adjusted	46	1,041

Net income — comparable basis	(692)	1,467

Comparable net income per share:
Basic	($0.04)	$0.09
Diluted	($0.04)	$0.09

Shares used in computing per share amounts
Basic	16,650	16,381
Diluted	16,650	16,738